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                                                                   EXHIBIT 99.1
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 CAMBRIDGE TECHNOLOGY PARTNERS REPORTS SUIT BY CERTAIN FORMER SHAREHOLDERS OF
                            EXCELL DATA CORPORATION

                CAMBRIDGE INTENDS TO VIGOROUSLY DEFEND THE SUIT

CAMBRIDGE, Mass. - December 1, 1998 -- Cambridge Technology Partners (Massachusetts), Inc. (NASDAQ: CATP) (Cambridge) reported today that certain of the former shareholders of Excell Data Corporation (Excell) filed a lawsuit against Cambridge in the United States District Court for the District of Massachusetts.

The complaint alleges breach of contract, violation of federal securities laws, common law fraud, and negligent misrepresentation in connection with Cambridge's August 31, 1998, acquisition of Excell and seeks unspecified damages. Cambridge issued a total of approximately 1,680,000 shares of its common stock in the acquisition. Under the terms of the acquisition agreement, none of the plaintiffs continued their employment with Excell post-acquisition.

Cambridge believes that the plaintiffs' claims are without merit and intends to vigorously defend the lawsuit.

ABOUT CAMBRIDGE TECHNOLOGY PARTNERS
Cambridge Technology Partners is a new breed of consulting and systems integration firm. Since its founding in 1991, the company has applied its unique core values to the consulting and application development markets to fundamentally reinvent the way business and technology solutions are delivered. Working within a fixed-time/fixed-price model, Cambridge's services span management consulting, process innovation, custom and package software deployment (including ERP applications), networking, and training to rapidly deliver end-to-end business systems that create immediate bottom-line impact for its clients. Cambridge has 53 offices and more than 4,300 employees worldwide.

Cambridge on the Web:http://www.ctp.com

FORWARD-LOOKING STATEMENTS
--------------------------

This Press Release may include forward-looking statements (statements that are not historical facts and relate to future performance) that involve risks and uncertainties, including statements about future service offerings, client relationships, and Cambridge's sales, marketing and operational capabilities. These forward-looking statements are subject to risks and uncertainties and the Company's actual future results may differ materially from those stated in any forward-looking statements. Actual results may vary based on a number of factors, including risks associated with management of growth, acquisitions, attraction and retention of employees, variability of quarterly operating results, including the effects of the client purchasing patterns due to Year 2000 issues, competitive factors, international operations, and protection of intellectual property. For additional information concerning risks associated with Cambridge's business and operating results, please see Cambridge's SEC filings, including information (i) under the heading "Forward-looking Statements" in its Form 10-K for the year ended December 31, 1997 and Form 10-Q for the first and second quarters of 1998 and (ii) under the heading "Risk Factors" in its Form S-3 filed in September 1998.